SECOND AMENDMENT TO

AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT AND AGREEMENT REGARDING TERM LOAN

This SECOND AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT AND AGREEMENT REGARDING TERM LOAN (this "Amendment") is made this 2nd day of January, 2001 by and between AVANEX CORPORATION, a Delaware corporation ("Borrower") and COMERICA BANK-CALIFORNIA, a California banking corporation ("Bank").

RECITALS

This Amendment is entered into upon the basis of the following facts and understandings of the parties, which facts and understandings are acknowledged by the parties to be true and accurate:

A. Borrower and Bank have previously entered into that certain Amended and Restated Revolving Credit Loan and Security Agreement dated July 10, 2000 (as amended thereafter, the "Loan Agreement").

B. Borrower and Bank thereafter entered into that certain First Amendment to Amended and Restated Revolving Credit Loan and Security Agreement dated August 24, 2000, pursuant to which the Loan Agreement was amended as set forth therein.

C. All of the foregoing documents and all documents and instruments executed in connection therewith are sometimes hereinafter collectively referred to as the "Loan Documents").

D. Borrower has requested, and Bank has agreed, to further amend the Loan Agreement to increase the Committed Line (as defined in the Loan Agreement) from the principal sum of Ten Million Dollars ($10,000,000) to the principal sum of Twenty Million Dollars ($20,000,000), subject to the requirement that all advances above Ten Million Dollars ($10,000,000) must be supported by a Borrowing Base of Borrower's gross accounts receivable, as set forth more completely herein.

E. Borrower has further requested that Bank provide Borrower with a term loan facility, the proceeds of which would be used by Borrower to purchase certain testing and manufacturing equipment for use in its business, and Bank has so agreed, as set forth more completely herein and in the promissory note to be executed concurrently herewith.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Amendment, the parties hereto agree as follows:

    Incorporation by Reference; Definitions. The foregoing Recital and the Loan Documents are incorporated herein by this reference as though set forth in full herein. Any capitalized terms not defined herein shall have the meanings given in the Loan Documents.

    Amendment to the Loan Agreement. The parties have agreed to the amendments to the Loan Agreement set forth in this Section 2.

(a) Amendment to the Loan Agreement to Add Definition of "Borrowing Base" to the Loan Agreement. The following definition of the term "Borrowing Base" is hereby added to the Loan Agreement:

"Borrowing Base means the sum of eighty percent (80%) of the accounts receivable of Borrower, after deducting therefrom any payments, adjustments and credits."

(b) Amendment to the Loan Agreement to Add Definition of "Cash Flow Coverage Ratio. The following definition of the term "Cash Flow Coverage Ratio" is hereby added to the Loan Agreement:

"Cash Flow Coverage Ratio means the ratio, as of any applicable period of determination, the numerator of which is net income plus depreciation plus amortization plus stock compensation expense plus in-process research and development expense plus any other non-cash expenses plus (or minus) the increase (or decrease) in the deferred tax liability minus dividends; and the denominator of which is, for the same period of determination, any periodic payments made under any long term debt and any capital lease payments."

(c) Amendment to Definition of "Committed Line" in the Loan Agreement. The definition of the term "Committed Line" in the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

"Committed Line means the lesser of Twenty Million Dollars ($20,000,000); or the Borrowing Base", but in no case less than Ten Million Dollars ($10,000,000)."

(d) Amendment to Loan Agreement to Add New Sections 2.11 through 2.17 to the Loan Agreement. The following provisions are hereby added as Sections 2.11 through 2.17 of the Loan Agreement in order to provide for a term loan facility:

"2.11 Equipment Advances. In addition to the Line of Credit being provided under this Agreement, at any time from July 15, 2000 through thirty (30) days after the Effective Date (the "Equipment Advance Availability Date"), Borrower may from time to time request advances (each an "Equipment Advance" and, collectively, the "Equipment Advances") from Bank in an aggregate principal amount of up to Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Equipment Advance Facility"). The Equipment Advances shall be used either for Borrower to purchase or to pay Borrower an amount equal to that having been spent for the purchase of certain testing and manufacturing equipment for use in Borrower's business (the "Purchased Equipment") approved from time to time by Bank, and shall not exceed one hundred percent (100%) of the cost of such Purchased Equipment, excluding shipping and handling, installation expense, freight discounts, warranty charges and taxes.

2.12 Principal. The Equipment Advance or Equipment Advances that are outstanding on the Equipment Availability Date shall be payable in thirty-six (36) equal monthly installments of principal in the sum of Sixty-nine Thousand Four Hundred Forty-four and 44/100 Dollars ($69,444.44), plus accrued interest, commencing on the first (1st) day of the month following the Equipment Advance Availability Date.

2.13 Interest. Interest accruing on the Equipment Advances shall be due and payable monthly, commencing on the first (1st) day of the month following the Equipment Availability Date, and continuing on the first (1st) day of each month thereafter until the entire principal sum hereof and all interest accrued hereunder are paid in full. Interest hereunder shall be computed on the outstanding principal balance owing hereunder at a floating rate per annum equal to the Base Rate plus one half of one percent (0.5%) (the "Equipment Advance Interest Rate"). Interest shall accrue from the date of each Equipment Advance at the Equipment Advance Interest Rate, and shall be payable contemporaneously with the payments of principal.

2.14 Default Rate. From and after the Equipment Advance Maturity Date, the Equipment Advances shall bear interest at a rate equal to three percentage points (3%) more than the interest rate that would have been applicable hereunder. Anything herein to the contrary notwithstanding, interest at the default rate shall be due and payable on demand but shall accrue from the Equipment Advance Maturity Date until all Equipment Advances have been paid in full.

2.15 Notice of Borrowing. When Borrower desires to obtain an Equipment Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission received no later than 3:00 p.m. California time one (1) Business Day before the day on which the Equipment Advance is to be made. Such notice shall be in a form acceptable to Bank. The notice shall be signed by a Responsible Officer and include a copy of the invoice for the Equipment to be financed.

2.16 Termination of Equipment Advances. The Equipment Advances shall terminate on the Equipment Advance Maturity Date, at which time all unpaid principal sums owing under the Equipment Advance Facility, all unpaid and accrued interest, and all other amounts due under the Equipment Advance Facility shall be immediately due and payable. (As used herein, "Equipment Advance Maturity Date" means the first to occur of the following: (a) acceleration of the Obligations for any reason under the terms of this Amendment or the Note; or (b) the date thirty-six (36) months from the Equipment Availability Date.)

2.17 Term Loan Fee. Borrower shall pay a term loan fee of Twelve Thousand Five Hundred Dollars ($12,500) to Bank concurrently with the execution of the Variable Rate-Installment Note date December 11, 2000."

(e) Amendment to Add New Section 7.3.3 to the Loan Agreement. The following provision is hereby added to as a new Section 7.3.3 to the Loan Agreement:

"7.3.3. Monthly Accounts Receivable and Accounts Payable Aging Reports. For each month in which the Advances under this Agreement exceed an aggregate of Ten Million Dollars ($10,000,000), Borrower shall provide Bank with an aged listings of Borrower's accounts receivable and accounts payable for such month within twenty (20) days of month end."

(f) Amendment to Add New Section 8.4 to the Loan Agreement. The following provision is hereby added as a new Section 8.4 to the Loan Agreement:

"Borrower shall maintain, as of the last day of each fiscal quarter, a Cash Flow Coverage Ratio of 1.50: 1.00, commencing as of March 31, 2001."

3. Relationship to the Loan Documents. All terms and conditions of the Loan Documents shall be and remain in full force and effect. Any reference to any of the Loan Documents from and after the Effective Date shall mean the Loan Documents as amended and modified by this Amendment. In the event of any inconsistency between the provisions of this Amendment and the Loan Documents, the provisions of this Amendment shall control.

4. Ratification of Obligations. Borrower ratifies and reaffirms the Obligations, without setoff, defense, or counterclaim. Borrower agrees fully and faithfully to pay, perform and discharge, as and when payment, performance and discharge are due, all of the Obligations under the Loan Agreement, as amended hereby.

5. Conflicts. If a conflict exists between the provisions of any of the Loan Documents and the provisions of this Amendment, the provisions of this Amendment shall control.

6. Entire Agreement. This Amendment and the Loan Documents constitute the entire agreement between the parties with respect to the subject matter hereof. This Amendment supersedes all previous negotiations, discussions and agreements between the parties, with respect to the subject matter hereof, and no parol evidence of any prior or other agreement shall be permitted to contradict or vary the terms hereof.

7. Further Documents. The parties hereto agree to execute and acknowledge further documents, and to do such other acts as may be reasonably necessary to carry out the terms, provisions and intent of this Amendment.

8. Governing Law. This Amendment and any documents executed in connection herewith shall be governed by and construed in accordance with the laws of the State of California.

9. Successors and Assigns. This Amendment and any documents executed in connection herewith shall be binding on and inure to the benefit of the successors and assigns of the parties hereto.

10. Counterparts This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment, and any party delivering such an executed counterpart of the signature page to this Amendment by telefacsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Amendment to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Amended and Restated Revolving Credit and Security Agreement and Agreement Regarding Term Loan as of the day and year first written above.

AVANEX CORPORATION

By:

/s/Walter Alessandrini

Its: President and Chief Executive Officer

By:

/s/Jessy Chao

Title: Chief Financial Officer

COMERICA BANK - CALIFORNIA

By:

/s/Elizabeth Wilkerson

Title: Assistant Vice President